Exhibit 99.1

RMG NETWORKS REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Q4 Pro Forma1Revenues Increase Sequentially 37% from Q3

Pro forma Gross Margins Improve to 47%

Demonstrated Early Positive Results from Growth Investments

Foundation in Place to Achieve Expected Accelerated Revenue and Adjusted EBITDA Generation in 2014

Highlights

•

Fourth quarter revenue1 of $22.5 million; full year revenue1 of $72.9 million, in line with outlook

•

Early sales momentum in SE Asia and China markets, based on 2013 investments

•

Continued investment in sales generating resources with 16 additional new sales hires in Q4, totaling approximately 50 new sales hires in 2013

•

Launched additional solutions for digital internal communications and visual supply chain

•

Further reduced debt to $8 million at year end; amended credit facility for operational flexibility

•

Launched previously announced RMG Office Network and, subsequent to quarter end, announced two new advertising partnerships with Etihad Airways and OnAir, significantly increasing media inventory

DALLAS, TX – (Marketwired) – 3/31/2014 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG Networks, today announced its financial results for the fourth quarter and year ended December 31, 2013.

RMG Networks helps brands and organizations communicate more effectively using location-based video networks. The company connects brands with target audiences using video advertising networks comprised of over 200,000 display screens, reaching over 100 million consumers each month. The company also builds enterprise video networks that empower organizations to visualize critical data to better run their business.

Garry McGuire, Chief Executive Officer, commented, “RMG’s fourth quarter was a very strong finish to a complex year of formation, integration and investment. We achieved revenue and gross margin increases in part because of our growth initiatives, proving out our investment strategy for the business. During the second half of 2013, we acted to extend our market leadership through an aggressive approximately $8 to 9 million investment program  which reduced near-term profitability but enabled us to construct a platform of personnel, products and systems on which to drive what we believe will be significant current and future year growth. We began to derive early tangible results from these revenue-generating investments in Q4 by earning our first revenues from the SE Asia and China regions while growing our customer base in existing markets. We also further validated our unique proposition offering comprehensive place-based video network solutions globally with the launch of our RMG Office Network and winning several sizable geographic cross-sell contracts from existing Enterprise customers. As a further example of our momentum, Q4 saw an almost seven times increase in the volume of large-sized contract wins versus Q4 2012.”

“The positive momentum from these investments is progressing and we will continue to support them in 2014,” Mr. McGuire continued. “This year, we have already expanded our market-leading airline media business into international markets and secured our first EMEA advertising partnerships, selling advertising for Etihad Airways, the national airline of the U.A.E, and OnAir, the global provider of in-flight connectivity. Our Enterprise business launched our comprehensive visual supply chain offering and will continue to launch innovative new products throughout 2014. We expect revenue growth and EBITDA generation to begin to accelerate at mid-year 2014 as our recently-expanded sales force begins to reach traditional productivity levels. We remain focused on executing on our mission to be the global leader in intelligent visual communications.”

1   Pro forma or pro forma combined revenues.

Fourth Quarter and 2013 Financial Review

RMG Networks completed the business combinations of Reach Media Group Holdings, Inc. and Symon Holdings Corporation, or Symon, on April 8 and April 19, 2013, respectively. Symon was determined to be the Predecessor Company for accounting purposes and accordingly Symon’s historical financials are included for comparison in RMG Networks’ “as-reported” financials. Because Symon recorded results of operations on a January 31 fiscal year and because the results of Reach Media Group Holdings, Inc. are not included in Predecessor Company financials, fourth quarter 2013 results as-reported are not comparable with the Predecessor Company’s results for fourth quarter 2012. In addition, our “as-reported” results include certain one-time items and the effects of purchase accounting conventions, both of which we do not believe reflect the underlying performance of our business. Therefore, for ease of comparison, we provide, in the following results, pro forma combined adjusted results for the 2013 and 2012 fourth quarters as if the companies had existed as a combined entity for the relevant periods and adjusting for the items described above.

Pro Forma Combined Adjusted Results

Fourth Quarter Revenue. Total fourth quarter 2013 revenues were $22.5 million, an increase of 6% from $21.2 million of pro forma combined revenues in the fourth quarter of 2012.

•

Media revenue, comprised primarily of advertising revenue, of $6.4 million increased 6% from $6.0 million in fourth quarter 2012 primarily due to the sale of a greater volume of advertising inventory.

•

Enterprise revenue of $16.1 million increased 6% from $15.2 million in fourth quarter 2012 primarily due to an increase in professional services revenue.

On a sequential basis, fourth quarter revenues increased 37% from $16.4 million in the third quarter of 2013.

•

Media revenue, comprised primarily of advertising revenue, increased 48% to $6.4 million from $4.3 million in the third quarter due to improved sales force productivity and as a result of normal advertising expenditure seasonality, which resulted in sequential gross margin improvement to 36% from 22%.

•

Enterprise revenues increased 33% to $16.1 million from $12.1 million in the third quarter, due to additional sales resources and increased sales force productivity; gross margin was comparable in both periods.

Fourth Quarter Operating loss and Adjusted EBITDA. Pro forma operating loss was $3.9 million compared to pro forma operating income of $2.4 million in the fourth quarter of 2012. This increased loss is attributable to lower advertising gross margin as a percentage of sales in the current year period, higher operational expenses in the current year period as the company invests in new sales and marketing staff to support growth initiatives and due to approximately $2.6 million of additional depreciation, amortization and stock-based compensation expense.

Adjusted EBITDA loss was $0.5 million compared to profit of $3.4 million in the fourth quarter of 2012, decreasing for the reasons described above.

On a sequential basis, Adjusted EBITDA loss improved in the fourth quarter from a loss of $1.4 million in the third quarter primarily due to higher revenues and improved gross margins.

Full Year. Total 2013 pro forma revenues were $72.9 million, an increase of 5% from pro forma revenues of $69.3 million in 2012. Pro forma operating loss was $15.4 million compared to pro forma profit of $0.7 million in 2012. Pro forma adjusted EBITDA loss was $1.9 million compared to pro forma profit of $9.2 million in 2012.

Reported Results

Fourth Quarter. Total reported revenue for the quarter ended December 31, 2013 was $19.6 million; total revenue for the predecessor company for the quarter ended January 31, 2013 was $15.2 million.

Operating loss for the quarter ended December 31, 2013 was $6.7 million; operating income for the predecessor company for the quarter ended January 31, 2012 was $2.7 million.

Full Year. Total revenue for the successor company for the period from April 20, 2013 through December 31, 2013 was $50.3 million compared to revenue from the predecessor company for the year ended January 31, 2013 of $42.5 million.

Operating loss for the successor company for the period from April 20, 2013 through December 31, 2013 was $14.6 million compared to operating income from the predecessor company for the year ended January 31, 2013 of $5.4 million.

Conference Call

Management will host a conference call to discuss these results today, Monday, March 31, 2014 at 9:00 a.m. ET. To access the call, please dial 866-700-5192 (toll free) or 617-213-8833 and passcode # 99772963. The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of RMG's web site at http://ir.rmgnetworks.com/phoenix.zhtml?c=251935&p=irol-calendar. All participants should call or access the website approximately 10 minutes before the conference begins. The webcast and slide presentation will be available for replay for 90 days.

A telephonic replay of this conference call will also be available by dialing 888-286-8010 (toll free) or 617-801-6888 (passcode: 96018540) from 1:00 p.m. ET on March 31, 2014 until midnight ET on April 3, 2014.

About RMG Networks

RMG Networks (NASDAQ: RMGN) helps brands and organizations communicate more effectively using location-based video networks. The company connects brands with target audiences using video advertising networks comprised of over 200,000 display screens, reaching over 100 million consumers each month. The company also builds enterprise video networks that empower organizations to visualize critical data to better run their business. RMG Networks works with over 70% of the Fortune 100. The company is headquartered in Dallas, Texas with offices in the United States, United Kingdom, China, India, Singapore, Brazil and the U.A.E. For more information, visit http://www.rmgnetworks.com.

About Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC regulations, including Adjusted EBITDA. In evaluating its business, RMG Networks considers and uses Adjusted EBITDA as a supplemental measure of its operating performance, and believes that many of the company’s investors use this non-GAAP measure to monitor the company’s performance. This measure should not be considered as a substitute for the most directly comparable GAAP measures and should not be used in isolation, but in conjunction with these GAAP measures.  Definitions and reconciliations between non-GAAP measures and relevant GAAP measures are set forth in the tables at the end of this press release.

Cautionary Note Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding guidance relating to future financial performance, expected operating results, such as revenue growth, and efforts to grow our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:  the company’s success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the company’s securities; Reach Media Group’s (“RMG”) history of incurring significant net losses and limited operating history; the competitive environment in the advertising markets in which the company operates; the risk that the anticipated benefits of the combination of RMG or Symon Holdings Corporation, or of other acquisitions that the company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the company’s ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the company’s common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:
For RMG Networks Holding Corporation

Investor
Carolyn M. Capaccio
212-838-3777
ir@rmgnetworks.com

or

Media
TallGrass Public Relations
Nicole Plesec
605-275-4075
Nicole.Plesec@tallgrasspr.com

Source: RMG Networks

(Financial tables appear below)

RMG Networks Holding Corporation

Consolidated Balance Sheets

December 31, 2013and January 31, 2013

	Successor Company December 31, 2013	Predecessor Company January 31, 2013
Assets
Current assets:
Cash and cash equivalents	$8,235,566	$10,203,169
Accounts receivable, net	22,731,678	9,061,229
Inventory, net	4,633,213	2,988,766
Deferred tax assets	63,617	372,618
Other current assets	2,224,547	686,099
Total current assets	37,888,621	23,311,881
Property and equipment, net	3,548,985	963,069
Intangible assets, net	38,782,000	2,584,443
Goodwill	28,673,156	10,972,547
Loan origination fees	971,726	-
Other assets	496,879	112,054
Total assets	$110,361,367	$37,943,994
Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$8,009,380	$4,150,730
Revenue share liabilities	2,595,614	-
Accrued liabilities	4,423,896	1,925,901
Deferred revenue	10,074,420	10,438,487
Capital leases and other	117,710	-
Total current liabilities	25,221,020	16,515,118
Notes payable – non current	8,000,000	-
Warrant liability	4,573,123	-
Deferred revenue – non current	990,989	1,073,223
Deferred tax liabilities	6,430,853	704,496
Capital leases and other	392,558	-
Total liabilities	45,608,543	18,292,837
Commitment and Contingencies
Stockholders’ equity:
Common stock, $.0001 par value, (250,000,000 shares authorized;11,920,583 shares issued and outstanding at December 31, 2013)	1,192	-
Common stock – Class L, $0.01 par value, (1,000,000 shares authorized, issued and outstanding at January 31, 2013)	-	10,000
Common stock – Class A Non-voting, $0.01 par value, (200,000 shares authorized, 68,889 shares issued and outstanding at January 31, 2013)	-	689
Additional paid-in capital	77,452,317	10,149,643
Accumulated comprehensive income (loss)	299,618	(38,940)
Notes receivable – restricted stock	-	(207,025)
Retained earnings (accumulated deficit)	(13,000,303)	9,736,790
Total stockholders’ equity	64,752,824	19,651,157
Total liabilities and stockholders’ equity	$110,361,367	$37,943,994

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Income / (Loss) (Unaudited)

	Successor Company April 20, 2013 Through December 31, 2013	Predecessor Company February 1, 2013 Through April 19, 2013	Predecessor Company February 1, 2012 Through January 31, 2013
Revenue:
Advertising	$15,963,107	$-	$-
Products	18,488,304	2,239,236	19,185,359
Maintenance and content services	7,537,024	3,594,520	17,065,483
Professional services	8,289,212	1,323,559	6,277,549
Total Revenue	50,277,647	7,157,315	42,528,391
Cost of Revenue:
Advertising	10,718,458	-	-
Products	11,974,491	1,498,135	11,581,070
Maintenance and content services	1,759,866	611,692	2,507,840
Professional services	5,232,781	861,640	4,352,611
Total Cost of Revenue	29,685,596	2,971,467	18,441,521
Gross Profit	20,592,051	4,185,848	24,086,870
Operating expenses:
Sales and marketing	12,681,559	1,729,871	7,760,739
General and administrative	12,871,283	1,739,348	7,313,398
Research and development	2,623,791	512,985	2,103,078
Acquisition expenses	2,095,250	3,143,251	380,000
Depreciation and amortization	4,956,622	140,293	1,111,948
Total operating expenses	35,228,505	7,265,748	18,669,163
Operating income (loss)	(14,636,454)	(3,079,900)	5,417,707
Other Income (Expense):
Warrant liability income charge	1,960,211	-	-
Interest expense and other – net	(3,327,148)	(14,553)	(66,467)
Income (loss) before income taxes	(16,003,391)	(3,094,453)	5,351,240
Income tax expense (benefit)	(3,003,088)	(540,897)	1,860,190
Net income (loss)	(13,000,303)	(2,553,556)	3,491,050
Other comprehensive income -
Foreign currency translation adjustments	299,618	(121,144)	2,187
Total comprehensive income (loss)	$(12,700,685)	$(2,674,700)	$3,493,237
Net income (loss) per share:
Basic and diluted net income (loss) per share of Common Stock	$(1.40)	-	-
Basic and diluted net income (loss) per share of Class L Common Stock		$(2.55)	$3.49
Weighted average shares used in computing basic and diluted net income (loss) per share of Common Stock	9,270,466	-	-
Weighted average shares used in computing basic and diluted net income (loss) per share of Class L Common Stock	-	1,000,000	1,000,000
Weighted average shares used in computing basic and diluted net income (loss) per share of Class A Non-Voting Common Stock	-	68,889	82,778

RMG Networks Holding Corporation

Pro Forma Consolidated Statements of Operations

	Fourth Quarter		Full Year
	2013	2012	2013	2012

Revenues-
Advertising	6,397,833	6,010,244	23,217,226	21,635,113
Product sales	7,958,396	8,219,234	22,128,850	19,543,881
Maintenance and contect services	4,293,732	4,451,155	16,603,342	17,305,628
Professional services	3,856,565	2,565,932	10,923,217	10,832,302
Total	22,506,526	21,246,565	72,872,635	69,316,924

Cost of Revenues	11,999,003	10,877,128	38,667,085	33,173,716

Gross Profit	10,507,523	10,359,437	34,205,550	36,143,208

Operating Expenses	14,370,807	7,952,316	49,591,485	35,408,916

Operating Income (Loss)	(3,863,284)	2,407,121	(15,385,935)	734,292

RMG Networks Holding Corporation

Consolidated Statements of Cash Flows

For The Year Ended December 31, 2013 and January 31, 2013 (Unaudited)

	Successor Company April 20, 2013 Through December 31, 2013	Predecessor Company February 1, 2013 Through April 19, 2013	Predecessor Company February 1, 2012 Through January 31, 2013

Cash flows from operating activities
Net income (loss)	$(13,000,303)	$(2,553,556)	$3,491,050
Adjustments to reconcile net income (loss) to net cash provided by (used in)operating activities:
Change in warrant liability	(1,960,211)	-	-
Stock-based compensation	1,876,122	-	-
Loan origination fees	829,324	-	-
Non-cash consulting expense	175,250	-	-
Non-cash interest expense	135,000	-	-
Depreciation and amortization	4,956,622	140,293	1,111,948
Deferred tax (benefit)	(3,059,732)	(12,294)	64,908
Changes in operating assets and liabilities:
Accounts receivable	(11,226,354)	2,846,332	(442,329)
Inventory	(1,155,725)	(488,722)	607,540
Other current assets	(650,241)	(154,529)	109,977
Other assets, net	94,802	12,572	96,444
Accounts payable	4,618,337	(2,978,808)	1,684,425
Accrued liabilities	184,623	(767,991)	(447,933)
Deferred revenue	5,165,359	(372,579)	686,801
Net cash provided by (used in) operating activities	(13,017,127)	(4,329,282)	6,962,831

Cash flows from investing activities
Acquisition of Symon Holdings Corporation	(209,079)	-	-
Purchases of property and equipment	(2,643,574)	(86,470)	(575,106)
Net cash provided by (used in) investing activities	(2,852,653)	(86,470)	(575,106)

Cash flows from financing activities
Proceeds from debt	3,647,863	-	-
Repayments of debt	(29,782,863)	-	-
Proceeds from sale of stock	39,390,600	-	-
Expenses related to sale of stock	(274,815)	-	-
Net cash provided by (used in) financing activities	12,980,785	-	-

Effect of exchange rate changes on cash	299,618	(121,144)	(21,247)

Net increase (decrease) in cash and cash equivalents	(2,589,377)	(4,536,896)	6,366,478

Cash and cash equivalents, beginning of period	10,824,943	10,203,169	3,836,691

Cash and cash equivalents, end of period	$8,235,566	$5,666,273	$10,203,169

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	2,081,529	$2,053	$19,791
Cash paid during the period for income taxes	$-	$150,000	$2,061,735

RMG Networks Holding Corporation

Non-GAAP Reconciliations

Reconciliation of Operating Income (Loss) to Adjusted EBITDA-

	Fourth Quarter		Full Year
	2013	2012	2013	2012

Operating Income (Loss)	(6,725,013)	2,407,121	(19,785,414)	734,292
Add:
Depreciation and amortization	1,985,002	612,677	5,822,067	4,446,041
Acquisition expenses	100,000	308,017	5,807,518	660,000
Stock-based compensation	1,318,481	100,065	1,876,122	402,565
Impairment of goodwill and intangibles	0	0	0	2,915,420
Revenues that would have been recognized in the period had the balance in deferred revenue at the acquisition date not been required to be adjusted to market value at the acquisition date in accordance with GAAP purchase accounting guidelines	2,861,729	0	4,399,479	0

Adjusted EBITDA	(459,801)	3,427,880	(1,880,228)	9,158,318